Exhibit 3.2

Company Number: 1963796

Elite Education Group International Limited

CERTIFIED COPY OF EXTRACT OF RESOLUTION

ADOPTED BY THE DIRECTOR

PURSUANT TO THE MEMORANDUM AND

ARTICLES OF ASSOCIATION OF THE COMPANY

ON THE 5TH DAY OF SEPTEMBER 2019

Amendment to Memorandum of Association

RESOLVED	that Clause 6.2 of the Memorandum of Association of the Company be deleted in their entirety the following be substituted in lieu thereof:

6.2 The Company is authorised to issue a maximum of 50,000,000 shares of a single class each with a par value of US$0.001.

Dated this 6th day of September, 2019

Vistra (BVI) Limited
Registered Agent

(Resolution dated 5th September, 2019 and filed on 6th September, 2019)